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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of our reports dated March 11, 2015 relating to the consolidated financial statements of Tahoe Resources Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 40-F of Tahoe Resources Inc. for the year ended December 31, 2014, and to the reference to us under the heading "Experts" appearing in the prospectus, which is part of this Amendment No. 1.

Vancouver, Canada June 16, 2015	/s/ DELOITTE LLP Chartered Accountants

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  Exhibit 5.1
Consent of Independent Registered Public Accounting Firm